                                                                      EXHIBIT 28

                           [MERRILL LYNCH LETTERHEAD]

                                                               February 10, 1998

DEKALB Genetics Corporation
3100 Sycamore Road
DeKalb, Illinois 60115

Attention: Mr. Bruce P. Bickner
        Chairman and Chief Executive Officer

Gentlemen:

     Merrill Lynch & Co. ("Merrill Lynch") is pleased to act as exclusive financial advisor to DEKALB Genetics Corporation (the "Company") in connection with any proposed Business Combination involving the Company and another party (a "Purchaser"). This letter agreement is to confirm our understanding with respect to our engagement. As used in this letter agreement, the term "Business Combination" means, whether effected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more Purchasers or one or more persons formed by or affiliated with a Purchaser, (b) the acquisition, directly or indirectly, by one or more Purchasers of more than 50% of the then outstanding capital stock of the Company by way of a tender or exchange offer, negotiated purchase or other means, or (c) the acquisition, directly or indirectly, by one or more Purchasers of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means.

     Merrill Lynch will assist the Company in identifying Purchasers and in analyzing, structuring, negotiating and effecting proposed Business Combinations on the terms and conditions of this letter agreement. If requested by the Company, Merrill Lynch will render an opinion (the "Opinion") as to whether or not the consideration to be paid in a proposed Business Combination is fair from a financial point of view.

     The Company agrees to pay the following fees to Merrill Lynch for its financial advisory services:

          (1) A fee of $1,000,000 payable in cash on the date that Merrill Lynch is prepared to deliver the Opinion; and

          (2) If, during the period Merrill Lynch is retained by the Company or within one year thereafter, (a) a Business Combination is consummated or
     (b) the Company enters into an agreement which subsequently results in a Business Combination, an additional fee in an amount equal to 0.5% of the aggregate purchase price paid in such Business Combination, payable in cash upon the closing of such Business Combination or, in the case of a tender offer or exchange offer, upon the first purchase or exchange of shares pursuant to such tender offer or exchange offer, as the case may be. Any fee previously paid to Merrill Lynch pursuant to clause (1) of this paragraph will be deducted from any fee to which Merrill Lynch is entitled pursuant to this clause (2).

     The Company and Merrill Lynch agree that any fee payable hereunder with respect to a Business Combination described in clause (b) of the first paragraph of this letter agreement will be computed as if all the then outstanding shares of capital stock of the Company were acquired in such Business Combination at a price per share equal to the price paid per share of capital stock in such Business Combination, in which event no additional fee will become payable by the Company hereunder with respect to any other Business Combination thereafter consummated.
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DEKALB Genetics Corporation
February 10, 1998
Page 2

     For purposes of this letter agreement, the term "purchase price" means an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered (including, without limitation, any joint venture interest delivered to, or retained by, the Company), and any cash consideration paid to the Company or its security holders in connection with a Business Combination and the amount of all indebtedness of the Company or any subsidiary of the Company, which is assumed or acquired by a Purchaser or retired or defeased in connection with such Business Combination. The fair market value of any securities issued and any other non-cash consideration delivered or retained in connection with a Business Combination will be the value determined by the Company and Merrill Lynch upon the closing of the Business Combination.

     In addition to any fees that may be payable to Merrill Lynch under this letter agreement, the Company agrees to reimburse Merrill Lynch, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under this letter agreement, including, without limitation, the reasonable fees and disbursements of its legal counsel; provided however, Merrill Lynch shall not employ outside legal counsel (other than legal counsel which may be employed pursuant to the indemnification provisions of this letter agreement) without the prior consent of the Company.

     It is understood that the Opinion, if requested, will be dated as of a date reasonably proximate to the date of the definitive agreement between the Company and a Purchaser providing for the Business Combination. It is further understood that, if the Opinion is included in the proxy statement or offer to purchase to be mailed to the shareholders of the Company in connection with the Business Combination, the Opinion, if requested, will also be dated as of a date reasonably proximate to the date of the mailing of the proxy statement or offer to purchase and will be reproduced in such proxy statement or offer to purchase in full, and any description of or reference to Merrill Lynch or summary of the Opinion in such proxy statement or offer to purchase will be in a form reasonably acceptable to Merrill Lynch and its counsel. Except as provided in this letter agreement, the Opinion will not be reproduced, summarized, described or referred to without Merrill Lynch's prior written consent.

     The Company will furnish Merrill Lynch (and will request that each prospective Purchaser with which the Company enters into negotiations furnish Merrill Lynch) with such information as Merrill Lynch believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement and in rendering the Opinion without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets of the Company or any prospective Purchaser. Unless required by subpoena or other valid legal process, Merrill Lynch will only disclose confidential information provided by the Company to (i) its counsel, or (ii) a potential Purchaser pursuant to a confidentiality agreement.

     The Company agrees to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons (Merrill Lynch and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any Business Combination contemplated by this letter agreement or the engagement of Merrill Lynch pursuant to, and the performance by Merrill Lynch of the services contemplated by, this letter agreement and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing indemnification provision, and any Indemnified Party's expenses previously reimbursed by the Company pursuant to this indemnification shall be repaid to the
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DEKALB Genetics Corporation
February 10, 1998
Page 3

Company, to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Merrill Lynch's or an Indemnified Party's bad faith or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from Merrill Lynch's or an Indemnified Party's bad faith or gross negligence.

     If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Merrill Lynch, on the other hand, of the Business Combination as contemplated (whether or not the Business Combination is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Merrill Lynch, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Merrill Lynch of the Business Combination as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its security holders, as the case may be, as a result of or in connection with the Business Combination bears to the fees paid or to be paid to Merrill Lynch under this letter agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Merrill Lynch under this letter agreement.

     The Company agrees that, without Merrill Lynch's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

     The Company acknowledges and agrees that Merrill Lynch has been retained to act solely as financial advisor to the Company. In such capacity, Merrill Lynch shall act as an independent contractor, and any duties of Merrill Lynch arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company.

     Merrill Lynch's engagement hereunder may be terminated by either the Company or Merrill Lynch at any time upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees and expenses, indemnification, limitations on the liability of Indemnified Parties, contribution, settlements, the status of Merrill Lynch as an independent contractor, the limitation on to whom Merrill Lynch shall owe any duties and waiver of the right to trial by jury will survive any such termination.

     In the event that an indemnified party is requested or required to appear as a witness in any action brought by or on behalf of or against the company or any purchaser in which such indemnified party is not named as a defendant, the company agrees to reimburse merrill lynch for all expenses incurred by it in connection with such indemnified party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate Merrill Lynch in an amount to be mutually agreed upon.

     The Company acknowledges that Merrill Lynch may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Merrill Lynch has acted as the exclusive
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DEKALB Genetics Corporation
February 10, 1998
Page 4

financial advisor to the Company in connection with any Business Combination; provided that Merrill Lynch will obtain consent of the Company as to the content of such announcement, which consent will not be unreasonably withheld.

     No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

     Each of Merrill Lynch and the Company (in its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Merrill Lynch the duplicate copy of this letter agreement enclosed herewith.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                INCORPORATED

                                    By: /s/ BARBARA HEFFERNAN
                                       -----------------------------------------
                                       Barbara Heffernan
                                       Director
                                       Investment Banking Group

Accepted and Agreed
to as of the date first
written above:

DEKALB GENETICS CORPORATION

By: /s/ BRUCE P. BICKNER
    --------------------------------------------------------
    Bruce P. Bickner
    Chairman and Chief Executive Officer